EXHIBIT 12.01
RATIO OF EARNINGS TO FIXED CHARGES
RATIO OF EARNINGS TO FIXED CHARGES TO PREFERRED DIVIDENDS

	Year Ended December 31
(Dollars in thousands)	2008		2007		2006		2005		2004		2003
Excluding Interest on Deposits
Income before income taxes, as reported	$20,028		$20,102		$18,548		$19,111		$15,326		$12,113
Fixed charges:
Interest expense on borrowed funds	897		1,172		1,469		841		166		2
Estimated interest component of net rent expense (1)	830		759		653		492		448		393
Total fixed charges	1,727		1,931		2,122		1,333		614		395
Preferred dividend requirements (2)	113		-		-		-		-		-
Fixed charges and preferred dividends	1,840		1,931		2,122		1,333		614		395
Earnings	$21,868		$22,033		$20,670		$20,444		$15,940		$12,508
Ratio of earnings to fixed charges	12.66	x	11.41	x	9.74	x	15.34	x	25.96	x	31.67	x
Ratio of earnings to fixed charges and preferred dividends	11.88	x	11.41	x	9.74	x	15.34	x	25.96	x	31.67	x

	Year Ended December 31
(Dollars in thousands)	2008		2007		2006		2005		2004		2003
Including Interest on Deposits
Income before income taxes, as reported	$20,028		$20,102		$18,548		$19,111		$15,326		$12,113
Fixed charges:
Interest expense	10,817		19,099		16,578		10,043		5,352		5,169
Estimated interest component of net rent expense (1)	830		759		653		492		448		393
Total fixed charges	11,647		19,858		17,231		10,535		5,800		5,562
Preferred dividend requirements (2)	113		-		-		-		-		-
Fixed charges and preferred dividends	11,760		19,858		17,231		10,535		5,800		5,562
Earnings	$31,788		$39,960		$35,779		$29,646		$21,126		$17,675
Ratio of earnings to fixed charges	2.73	x	2.01	x	2.08	x	2.81	x	3.64	x	3.18	x
Ratio of earnings to fixed charges and preferred dividends	2.70	x	2.01	x	2.08	x	2.81	x	3.64	x	3.18	x

(1) Calculated using a 1/3 interest factor on rent expense, which is considered by management to be a reasonable estimate of the interest within rent expense.
(2) No shares of our  preferred stock were outstanding during the years ended December 31, 2007, 2006, 2005, 2004 and 2003 and we did not pay preferred stock dividends during these periods. Dividend accrued in 2008 included accretion of preferred stock.